Exhibit 99.1

                                     A D T I
                              Video Solutions Group


FOR IMMEDIATE RELEASE

December 4, 2006                              Advance Display Technologies, Inc.
                                                   7334 South Alton Way, Suite F
                                                           Centennial, CO  80112

                   ADTI NAMES VICE PRESIDENT OF MANUFACTURING

     Denver, CO, December 4, 2006 -- Advance Display Technologies, Inc. (OTCBB--ADTI) today announced the appointment of Mr. James (Jim) P. Martindale as the Company's Vice President of Manufacturing. Mr. Martindale will be responsible for leading manufacturing initiatives and processes for the rollout of ADTI's latest video display technologies.

As VP of Manufacturing, Jim Martindale brings a wealth of relevant manufacturing, operations and industry experience to ADTI. Prior to joining ADTI, Mr. Martindale served as Senior Director, New Business Development for InFocus Digital Media. He was responsible for developing and executing new business strategies leveraging InFocus' software, hardware and service assets to offer digital-media solutions to the education, corporate, and digital advertising markets. In addition to his business development role, Mr. Martindale also held senior positions in Service, Application Engineering, and Technical Sales since joining InFocus in 1999. Jim Martindale also brings extensive international manufacturing experience to ADTI from his 19 plus years at Hewlett-Packard Co. where he held positions from Mechanical Engineer, to Manufacturing Development Manager for HP's Specialty Printing Systems. Mr. Martindale stated, "I am delighted to join ADTI. The new technologies ADTI is bringing to market are poised to bring tremendous value to the outdoor digital advertising market."

President and CEO Matthew W. Shankle said, "We are very excited to have Jim on board as he brings 25 years of engineering and manufacturing experience, most recently in the video display industry. Jim will lead the Company's manufacturing operations as we begin producing our proprietary UltraNet(TM) LED display systems."

For more information about Advance Display Technologies, please visit our website at http://www.advancedisplaytechnologies.com, or call Tudi Grierson at 1 303 267 0111.

Forward Looking Statements
--------------------------

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the success of the company's new proprietary technologies or its uses are all "forward looking statements" which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the company's Form 10-K for the year ended June 30, 2006 which has been filed with the U.S. Securities and Exchange Commission and may be accessed at www.sec.gov.